Calculation of Filing Fee Tables

Form S-3
(Form Type)

The Alkaline Water Company Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)(4)	Maximum Aggregate Offering Price(3)(4)	Fee Rate	Amount of Registration Fee
Equity	Common stock to be offered for resale by selling stockholders	457(c)	21,018,708	$0.47	$9,878,792.76	0.0000927	$915.77(5)
Total Offering Amounts					$9,878,792.76		$915.77(5)
Total Fee Previously Paid							$915.77(5)
Total Fee Offsets							-
Net Fee Due							-

(1)	Pursuant to Rule 416 under the Securities Act of 1933, there is also being registered hereby such indeterminate number of additional shares of common stock of The Alkaline Water Company Inc. as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)	Consists of up to (i) 9,733,616 shares of common stock; (ii) 9,633,616 shares of common stock that have been issued upon exercise of warrants; (iii) 825,738 shares of common stock that may be issued upon exercise of special warrants and (iv) 825,738 shares of common stock that may be issued upon exercise of warrants underlying special warrants.

(3)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

(4)	Based on the average of the high and low prices per share ($0.48 high and $0.46 low) for The Alkaline Water Company Inc.'s common stock on August 4, 2022, as reported on the Nasdaq Capital Market.

(5)	Previously paid.